Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT CHAIRMAN TRANSFERS FIVE MILLION SHARES OF STOCK

— Estate Planning Move Ensures Continuity of Ownership —

Philadelphia, PA – May 9, 2008 – Lannett Company, Inc. (AMEX: LCI) announced today its chairman, William Farber, has sold five million shares of Lannett Company common stock to Farber Properties Group, LLC a Limited Liability company owned and controlled by two of Farber’s sons.

According to William Farber, the sale of stock was made to ensure continuity of ownership and for estate planning purposes.  Jeffrey Farber, one of William Farber’s sons, and a Director of Lannett, said, “This transaction confirms our family’s continued interest in Lannett and its long term goals.”

Prior to the transfer, William Farber owned approximately 13.6 million shares of Lannett Company common stock.  As of March 31, 2008, total shares outstanding for the company were approximately 24.3 million.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, projected sales estimates, developing and filing product candidates, distribution and commercialization of products, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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